Exhibit 99.1

Thursday, August 13, 2009

Advant-e Corporation Announces Second Quarter

2009 Results

Company Reports Net Income Increased by 11% over Second Quarter of

2008 Despite 4% Revenue Decline

DAYTON, Ohio, August 13, 2009 — Advant-e Corporation (OTC Bulletin Board: AVEE) today announced financial and operating results for the second quarter of 2009. The Company provides Internet-based Electronic Data Interchange services through Edict Systems, Inc. and sells electronic document management software and services through Merkur Group, Inc. Edict Systems and Merkur Group are wholly owned subsidiaries of Advant-e Corporation.

For the second quarter of 2009 the Company reported revenue of $2,200,958, a 4% decrease compared to revenue of $2,300,267 in the second quarter of 2008. Revenue from Edict Systems increased by $65,555, but revenue from Merkur Group fell by $164,864.

Net income for the second quarter of 2009 was $311,263, or $.05 per share, an 11% increase compared to net income of $279,625, or $.04 per share, for the same period in 2008.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, remarked, “Given the economic realities during the quarter, I am pleased that we were able to increase net income despite the drop in software-related revenue. While Merkur’s revenue is down over last year, Merkur has contributed significantly to our increased net income in the quarter.”

“Our focus for the remainder of 2009 will be to continue our push into additional industries and increase our investment in upgrades and enhancements, primarily in our Web EDI offerings and integration solutions.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$2,200,958	2,300,267	4,356,250	4,645,501
Cost of revenue	930,171	902,780	1,829,830	1,823,626

Gross margin	1,270,787	1,397,487	2,526,420	2,821,875
Marketing, general and administrative expenses	837,504	979,392	1,724,789	1,985,394

Operating income	433,283	418,095	801,631	836,481
Other income (expense), net	25,484	18,407	5,834	23,611

Income before income taxes	458,767	436,502	807,465	860,092
Income tax expense	147,504	156,877	261,526	315,557

Net income	$311,263	279,625	545,939	544,535

Earnings per share - basic and diluted	$.05	.04	.08	.08

Weighted average shares outstanding - basic and diluted	6,689,026	6,815,015	6,700,698	6,815,015

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2009 (Unaudited)	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$2,679,196	2,090,005
Short-term investments	197,332	232,721
Accounts receivable, net	810,565	699,095
Prepaid software maintenance costs	176,237	156,027
Prepaid expenses and deposits	59,103	74,361
Prepaid income taxes	19,546	16,837
Deferred income taxes	143,559	152,156

Total current assets	4,085,538	3,421,202
Software development costs, net	71,561	112,453
Property and equipment, net	318,498	434,645
Goodwill	1,474,615	1,474,615
Other intangible assets, net	371,576	413,932

Total assets	$6,321,788	5,856,847

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$157,625	207,374
Accrued salaries and other expenses	347,523	283,360
Deferred revenue	613,830	583,677

Total current liabilities	1,118,978	1,074,411
Deferred income taxes	252,288	335,663

Total liabilities	1,371,266	1,410,074

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,737,741 shares issued and 6,677,799 outstanding at June 30, 2009; 6,738,261 shares issued and 6,713,919 shares outstanding at December 31, 2008	6,738	6,738
Paid-in capital	2,019,583	2,020,206
Retained earnings	3,001,703	2,455,764
Treasury stock at cost, 60,842 and 24,342 shares at June 30, 2009 and December 31, 2008, respectively	(77,502)	(35,935)

Total shareholders’ equity	4,950,522	4,446,773

Total liabilities and shareholders’ equity	$6,321,788	5,856,847

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$545,939	544,535
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	125,716	133,158
Amortization of software development costs	40,892	40,892
Amortization of other intangible assets	42,356	42,356
Deferred income taxes	(74,778)	(80,120)
Purchases of trading securities	(87,591)	(146,993)
Proceeds from sales of trading securities	123,056	162,965
Net unrealized (gains) losses on trading securities	(24,158)	13,016
Net realized (gains) losses on sales of securities	24,082	(10,564)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(111,470)	(175,200)
Prepaid software maintenance costs	(20,210)	(28,470)
Prepaid expenses and deposits	15,258	24,225
Prepaid income taxes	(2,709)	—
Accounts payable	(49,749)	109,659
Accrued salaries and other expenses	64,163	21,142
Income taxes payable	—	(123,687)
Deferred revenue	30,153	90,137

Net cash flows from operating activities	640,950	617,051

Cash flows from investing activities:
Purchases of property and equipment	(9,569)	(120,258)

Cash flows from financing activities:
Purchase of treasury shares	(42,190)	—

Net increase in cash and cash equivalents	589,191	496,793
Cash and cash equivalents, beginning of period	2,090,005	2,039,447

Cash and cash equivalents, end of period	$2,679,196	2,536,240

Supplemental disclosures of cash flow items:
Income taxes paid	$339,013	518,100
Non-cash transaction
Retirement of 520 and 60,000 treasury shares during the six months ended June 30, 2009 and 2008, respectively	623	75,000

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.